Exhibit 99

First Horizon National Corp.'s Sale of Nine Atlanta Branches to Fifth Third Bank Will Not Occur

MEMPHIS, Tenn., Feb 8, 2008 (PrimeNewswire via COMTEX News Network) -- First Horizon National Corp. (NYSE:FHN) today announced that the proposed sale of nine metropolitan Atlanta branches of First Horizon Bank to Fifth Third Bank, a wholly owned subsidiary of Fifth Third Bancorp of Cincinnati, will not take place. The sale was scheduled to close today.

Charles Burkett, First Horizon president of Tennessee and national banking, said the sale of the branches to Fifth Third Bank will not be completed. First Horizon recently determined that the parties had not reached agreement concerning a key term of the contract. The issue was not related to the performance or quality of First Horizon's operations.

Burkett said First Horizon's immediate focus is on its customers and employees. "We will work closely with our customers and employees in Atlanta to ensure a smooth continuation of service and to maintain the high quality of our operations," he said. Customers have been notified that there will be no change to any of their First Horizon Bank accounts. Customers who have questions can call a dedicated customer service line at 1-800-354-0745 for assistance.

First Horizon Bank's metropolitan Atlanta branches will be open Saturday, Feb. 9, from 9 a.m. to 1 p.m. Regular Monday through Saturday hours will resume the following week.

Burkett stressed that First Horizon's longer-term strategic focus on its banking franchise in and around Tennessee remains unchanged. "We will explore the strategic alternatives for what is an attractive franchise in these First Horizon Bank branches in Atlanta," he said.

First Horizon's sale to Sterling Bank of 10 First Horizon Bank branches in the Dallas/Ft. Worth metroplex is scheduled to close today. The sales of the other First Horizon Bank branches closed in 2007.

First Horizon National Corp. no longer expects a financial gain from the sale of the First Horizon Banks in the first quarter of 2008, and realizing the full $30 million annual pre-tax benefit from divesting all of the First Horizon Banks will be delayed. However, because all of the other First Horizon Bank branches have sold, First Horizon still expects approximately $25 million in annual pre-tax benefit will be realized by the second quarter of 2008.

This release contains forward-looking statements involving significant risks and uncertainties, which are identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K reports. First Horizon disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments.

About First Horizon

The 10,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

*	Retail/commercial banking, with the largest market share in

Tennessee and one of the highest customer retention rates of any bank in the country

*	Capital markets, one of the nation's top underwriters of

U.S. government agency securities

*	Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie Mae and Freddie Mac

FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. FHN also was named one of the nation's 100 best corporate citizens by CRO magazine. More information can be found at www.fhnc.com.

FHN-G

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: First Horizon National Corporation

First Horizon National Corp.

Charles Burkett, President of Tennessee and National Banking

(901)523-4502

Investor Relations

Dave Miller

(901)523-4162

Media Relations

Anthony Hicks

(901)523-4726